FORM 4

[ ]  Check box if no longer subject
     to Section 16. Form 4
     or Form 5 obligations may con-
     tinue. See Instruction 1(b).


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C., 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Sec. 16(a) of the
               Securities Exchange Act of 1934, Sec. 17(a) of the
                   Public Utility Holding Company Act of 1935
              or Sec. 30(f) of the Investment Company Act of 1940.


------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting person* 2. Issuer Name and Ticker or Trading   6.Relationship of Reporting Person to Issuer
                                            Symbol                                (Check all applicable)
Sekulow   Eugene  A.                        ePHONE Telecom, Inc.
                                                                                   X   Director                        10% Owner
---------------------------------------------------------------- --------------- ------                           -----
(Last) (First) (Middle)                  3. IRS or Social Security Number of
                                            Reporting Person (Voluntary)               Officer (give title below)      Other
c/o ePHONE Telecom, Inc.                                                         ------                           -----
1145 Herndon Parkway Suite 100
------------------------------------------------------------------------------------------------------------------------------------
                                                                                7. Individual or Joint/Group Filing
(Street)                                 4. Statement for Month/Year
                                                  August 2002                      __X__  Form filed by One Reporting Person
--------------------------------------------------------------------------------
                                         5. If Amendment, Date of Original
                                                   (Month/Year)                  _____  Form filed by More than One Reporting
                                                        N/A                             Person
-----------------------------------------------------------------------------------------------------------------------------------
Herndon    VA    20170

------------------------------------------------------------------------------------------------------------------------------------
(City) (State) (Zip)
*If the Form is filed by more than one
Reporting Person, see Instruction 4(b)(v).



                            Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Transaction    3. Transaction    4. Securities Acquired (A)5.Amount of      6. Ownership       7.Nature of
   (Instr. 3)            Date              Code (Instr.8)    or Disposed of (D) ;     Securities        Form: Direct (D)  Indirect
                         Month/Day/Year)                     (Instr. 3, 4,and 5)      Beneficially      or Indirect (I)   Beneficial
                                                                                      Owned at end of   Instr. 4)         Ownership
                                                                                      Month (Instr. 3                    (Instr. 4)
                                                                                      and 4)
--------------------- ---------------- ---------------- ------------------------------   ----------   -----------     -----------

                                                        Amount   (A) or (D)   Price
--------------------- ---------------- ---------------- -------- ----------- ----------  ----------   -----------     -----------
--------------------- ---------------- ---------------- -------- ----------- ----------  ----------   -----------     -----------
 Common Stock           8/26/02          M               17,200    A                      17,200        D

--------------------- ---------------- ---------------- -------- ----------- ---------   ----------   -----------     -----------
--------------------- ---------------- ---------------- -------- ----------- ---------   ----------   -----------     -----------

--------------------- ---------------- ---------------- -------- ----------- ----------  ----------   -----------     -----------
--------------------- ---------------- ---------------- -------- ----------- ----------  ----------   -----------     -----------

--------------------- ---------------- ---------------- -------- ----------- ----------  ----------   -----------     -----------
--------------------- ---------------- ---------------- -------- ----------- ----------  ----------   -----------     -----------

--------------------- ---------------- ---------------- -------- ----------- ----------  ----------   -----------     -----------
--------------------- ---------------- ---------------- -------- ----------- ----------  ----------   -----------     -----------

--------------------- --------------- ----------------- -------- ----------- ----------  ----------   -----------     -----------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly
(Print or Type Responses)
Page 1 of 2 pages           (Over)



                  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                          (eg., puts, calls, warrants, options, convertible securities)

------------ ---------- ------------ ----------- ------------ ---------------------- ---------------------
1. Title of  2.Conver-  3. Transac-  4. Transac- 5. Number of 6. Date Exercisable    7. Title and Amount
Derivative   sion or    tion Date    tion Code   Derivative   and Expiration         of Underlying
Securitiy    Exer-      (Month/Day/  (Instr. 8)  Securities   Date (Month/Day/       Securities
(Instr. 3)   cise Price Year)                    Acquired (A) Year)                  (Instr. 3 and 4)
             of Deriva-                          or Disposed
             tive                                of (D)
             Security                            (Instr. 3,
                                                 4, and 5)
------------ ---------- ------------ ----------- ------------ ----------  ---------- ---------- ---------
                                                              Date        Expira-      Title    Amount or
                                                              Exer-       tion Date             Number of
                                                              cisable                           Shares
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
                                                 (A)    (D)
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
Employee Stock
Options
(right to buy) $0.35      8/26/02       M            17,200  immediately    6/12/12 Common Stock 17,200
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------
------------ ---------- ------------ ----------- --- -------- --------    ---------- ---------- ---------



Table II (continued)
------------ ---------- ---------- ------------ ------------
1. Title of  8. Price   9. Number  10. Owner-   11. Nature
Derivative   of         of Deriva- ship of De-  of
Securitiy    Derivative tive       rivative     Indirect
(Instr. 3)   Security   Securi-    Security;    Beneficial
             and        ties       Direct (D)   Ownership
             (Instr.5)  Benefi-    or           (Instr. 4)
                        cially     Indirect
                        Owned at   (I)
                        end of     (Instr. 4)
                        Month
                        (Instr. 4)

------------ ---------- ----------- ----------- ------------
Employee Common
Stock Options
(right to buy)  N/A        82,800     D
------------ ---------- ----------- ----------- ------------
------------ ---------- ----------- ----------- ------------
------------ ---------- ----------- ----------- ------------
------------ ---------- ----------- ----------- ------------
------------ ---------- ----------- ----------- ------------
------------ ---------- ----------- ----------- ------------
------------ ---------- ----------- ----------- ------------


Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

                       /s/ Eugene A. Sekulow                 September 5, 2002
                       ----------------------------           ---------------
                       **   Signature of Reporting Person     Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
Page 2 of 2 pages.